EXHIBIT 99


                ELAN TO ACQUIRE SANO CORPORATION IN AN ALL-STOCK
                                  TRANSACTION

  SIGNIFICANTLY ENHANCES ELAN'S DRUG DELIVERY BUSINESS AND PIPELINE OF PRODUCTS

       SANO TO BECOME INDEPENDENT UNIT OF ELAN PHARMACEUTICAL TECHNOLOGIES

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         DUBLIN, IRELAND/MIRAMAR, FLORIDA, December 15, 1997 - Elan Corporation,
plc (NYSE: ELN) ("Elan"), a leading drug delivery and biopharmaceutical company, and Sano Corporation (NASDAQ: SANO) ("Sano"), a developer of proprietary transdermal drug delivery systems, announced that they have entered into a definitive agreement for Elan to acquire Sano in a tax-free all-stock transaction which values Sano at $35.50 per share, or approximately $375 million, based on Elan's closing price of $53.63 on December 12, 1997.

         Under the terms of the agreement unanimously approved by the boards of directors of both companies, each common share of Sano will be exchanged for
0.655 of an Elan ADS, subject to certain agreed upon adjustments. The transaction is subject to approval by the shareholders of Sano, expiration of the Hart-Scott-Rodino Antitrust review period, and other customary conditions. Elan will use purchase accounting for the transaction, which is expected to close in the first quarter of 1998. After a one-time charge for the write-off of in-process research and development, the transaction is expected to be earnings neutral to Elan in 1998.

         Donald J. Geaney, Chairman and Chief Executive Officer of Elan, commented, "the acquisition of Sano significantly advances our goal of being the leading provider of drug delivery technology. In particular, the transaction will broaden our technology platform, extend our client base and add a range of important late-stage development products to our pipeline. It will also accelerate the evolution of our direct pharmaceutical business by providing an additional source of new products."

         Mr. Geaney added, "I am delighted to welcome the Sano management and staff to Elan. Marc Watson, Reginald Hardy and the employees of Sano have built a fine business and I believe Sano's people, technologies and products will make a significant contribution to the future growth of Elan."

         Marc M. Watson, Chairman of Sano, said, "we are extremely pleased to be advancing the future of our company with Elan. In this combination, Sano will have access to broader opportunities for introducing and marketing our products worldwide, and greater resources with which to accelerate the development of our pipeline. This merger will allow Sano shareholders to continue to benefit in the upside potential of our pipeline as products reach commercialization, as well as benefit from owning Elan, a company that has demonstrated an excellent track record in building shareholder value."


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         Sano will operate as a business unit of Elan Pharmaceutical
Technologies, Elan's drug delivery division. Reginald L. Hardy will continue as President and Chief Operating Officer of Sano. Other Sano senior management are expected to continue their current responsibilities. Sano will remain based in Miramar, Florida and no staff reductions are anticipated.

         Goldman, Sachs & Co. acted as financial advisor to Elan. Vector Securities International, Inc. acted as financial advisor to Sano.

         Sano develops proprietary and generic products through the use of the company's proprietary delivery systems, with an emphasis on transdermal technology. Sano received FDA clearance for one generic transdermal product in 1997 and has a portfolio of 15 proprietary and generic products in various stages of development. Among the proprietary products are transdermal buspirone for anxiety and attention deficit disorder (ADHD), both in Phase III, which will be marketed, upon regulatory approval, by Bristol-Myers Squibb, and a novel transdermal formulation of nicotine and mecamylamine for smoking cessation, also in Phase III.

         Elan is a leading worldwide drug delivery and biopharmaceutical company, with its principal research and manufacturing facilities in Ireland, the United States and Israel. Elan's shares trade on the New York, London and Dublin Stock Exchanges.


The statements made in this press release may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the matters described in this press release, the success of integration of operations, the degree of dilution, the success of product approvals and marketing opportunities for each company's products, and the success in discovery research as well as other risks and uncertainties detailed from time to time in SEC reports filed by Elan and Sano may affect the actual results achieved by Elan and Sano. Elan and Sano disclaim any intent or obligation to update these forward-looking statements.

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